EXHIBIT 99.2

Spectrum Brands Holdings Announces Closing of the Sale of its Global Auto Care Business to Energizer Holdings, Inc.

January 28, 2019 10:06 AM Eastern Standard Time

MIDDLETON, Wis.--(BUSINESS WIRE)--Spectrum Brands Holdings, Inc. (NYSE: SPB) today announced the closing of the sale of its Global Auto Care business to Energizer Holdings, Inc. (NYSE: ENR) for $938.7 million in cash and approximately 5.3 million shares of Energizer common stock, subject to working capital and other typical closing adjustments.

“With the divestitures of our battery business on January 2 and our auto care unit today, we are completing a significant transformation of our Company by reallocating capital to create a meaningfully less leveraged and more focused portfolio of consumer brands businesses with improved financial strength and flexibility,” said David Maura, Chairman and Chief Executive Officer of Spectrum Brands.

“We already have achieved major progress this month with approximately $2.12 billion of debt reduction initiatives to materially improve our capital structure in fiscal 2019,” Mr. Maura said, “including the prepayment in full of our credit facility term loans totaling $1.23 billion and the planned redemption, which is scheduled to occur this week, of all of our $890 million of 7.75 percent senior notes.

“At the same time, we are focused on our portfolio of leading and well-known brands across our four continuing businesses with significantly increased investments to accelerate innovation and further strengthen support behind our brands,” Mr. Maura said.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 1000 Index, is a global consumer products company offering a broad portfolio of leading brands and focused on driving innovation and providing exceptional customer service. The Company is a leading supplier of residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents.
Helping to meet the needs of consumers worldwide, our Company offers a wide portfolio of market-leading, well-known and widely trusted brands including Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®, Remington®, George Foreman®, Russell Hobbs®, Black+Decker®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS® and Eukanuba® (Europe only), DreamBone®, Digest-eeze™, Healthy-Hide®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag® and Liquid Fence®. Based in Middleton, Wisconsin, Spectrum Brands generated fiscal 2018 pro forma net sales of approximately $3.79 billion for the four continuing businesses in fiscal 2019 – Hardware & Home Improvement, Appliances, Global Pet Supplies, and Home & Garden. Fiscal 2018 reported net sales from continuing operations were approximately $3.15 billion. For more information, visit www.spectrumbrands.com.

Investor/Media Contact:
Dave Prichard 608-278-6141